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                                                                   EXHIBIT 10.24



                          OMNIS TECHNOLOGY CORPORATION

                             1999 STOCK OPTION PLAN


        1. Purpose. This Omnis Technology Corporation 1999 Stock Option Plan (the "Plan") is established to create additional incentives for certain valued employees, directors, consultants and advisors of Omnis Technology Corporation, a Delaware corporation (the "Company") or any parent or subsidiary thereof and to promote the financial success and progress of the Company and the Corporate Group. It is intended that (i) options which qualify as incentive stock options ("Incentive Options") under Section 422 of the Internal Revenue Code of 1986 as amended or superseded, and (ii) options which are nonincentive stock options ("Nonincentive Options") may be granted under this Plan.

        2. Effective Date and Term of the Plan.

               a. This Plan shall become effective on the date of its adoption by the Board of Directors of the Company (the "Board"), provided the Plan is approved by the shareholders of the Company within twelve months before or after that date. If the Plan is not so approved by the shareholders of the Company, all options granted under this Plan shall be rescinded and shall be void.

               b. This Plan shall terminate upon the earlier of (i) ten (10) years from the date the Plan is adopted by the Board or approved by the shareholders, whichever is earlier, or (ii) the date on which all shares available for issuance under this Plan shall have been issued pursuant to the exercise of options granted hereunder, or (iii) by action of the Board pursuant to Section 14 hereof. All options outstanding on the date of termination of this Plan shall continue in force and effect in accordance with the provisions of the agreements evidencing such options, and shall continue to include by reference all of the relevant provisions of this Plan notwithstanding such termination.

        3. Certain Definitions. Unless the context otherwise requires, the following defined terms (and all other capitalized terms defined in this Plan) shall govern the construction of this Plan, and any stock option agreements entered into pursuant to this Plan:

               a. "Code" means the Internal Revenue Code of 1986 as amended or superseded.

               b. "Common stock" shall mean the Common Stock of the Company, $0.10 par value.

               c. "Corporate Group" means the Company and any successor thereof, any and all parent corporations of the Company, and any and all subsidiary corporations of the Company as of the relevant date of determination. For purposes of this Plan, "parent" or "parent corporation" and "subsidiary" or "subsidiary corporation" shall have the same meanings as defined in Sections 424(e) and 424(f) of the Code.

               d. "Permanent and total disability" shall have the same meaning as defined in Section 22(e)(3) of the Code.

               e. "Exchange Act" means the Securities Exchange Act of 1934 as amended or superseded.


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               f. Except as otherwise expressly provided herein, "fair market value" means:

                      (i) If the common stock of the Company is then listed on a Public Market (as hereinafter defined), then the "fair market value" of the shares of such common stock of the Company shall be the closing price of such stock on the principal exchange or securities market on which such stock is then listed or admitted to trading on the last trading day immediately prior to the relevant date, as reported by the Wall Street Journal or such other source as the Board deems reliable. If there are no reported sales of such stock of the Company on such principal exchange or securities market on said date, then the closing price for such stock on such exchange or market on the next preceding trading day for which quotations do exist shall be determinative of fair market value, as reported by the Wall Street Journal or such other source as the Board deems reliable.

                      (ii) If the common stock of the Company is quoted on the NASDAQ System (but not on the National Market System or Small Cap System thereof) or is regularly quoted by a recognized securities dealer but selling prices are not reported, then the "fair market value" of the shares of such common stock of the Company shall be the mean of the closing bid and asked prices for such stock on the last trading day immediately prior to the relevant date, as reported by the Wall Street Journal or such other source as the Board deems reliable; provided however that the Board may use other good faith methods to determine "fair market value" of the common stock in the event that the Board determines that such selling prices or bid and asked prices are not a reliable indicator of fair market value due to low or sporadic volume trading or comparable factors during the relevant period.

                      (iii) In the absence of an established market for the Common Stock of the Company, then the "fair market value" of the shares of such common stock of the Company shall be as determined by the Board in good faith as of the relevant date, or pursuant to such other or additional standards as required by applicable law.

               g. "For cause" means (i) conviction of a crime involving moral turpitude or any felony; (ii) the repeated failure to perform or material neglect or incompetence in the performance of the regular duties of the Optionee as an employee of the Company or other member of the Corporate Group; (iii) knowing participation in any fraud or other material act of malfeasance related to the business of the Company or other member of the Corporate Group; or (iv) the imparting, disclosure or use of any confidential information in material violation of any then applicable employment agreement or nondisclosure agreement to which the Company or other member of the Corporate Group is a party; except as otherwise provided by the terms of the relevant Option Agreement. Nothing in this Plan is intended to change the nature of the at-will employment of an Optionee with the Company or other member of the Corporate Group.

               h. "Option" collectively means an Incentive Option or a Nonincentive Option granted to an Optionee hereunder pursuant to an Option Agreement.

               i. "Option Agreement" means the written agreement between the Company and an Optionee granting an Option hereunder.

               j. "Option Price" with respect to any particular Option means the exercise price at which the Optionee may acquire each share of the Option Shares under such Option.

               k. "Option Shares" mean the shares of the common stock of the Company issued or issuable by the Company pursuant to the exercise of an Option granted hereunder; all stock or securities received in replacement of the Option Shares in connection with a recapitalization, reorganization, merger or other transaction subject to Section 5(b) hereof; all stock or other securities received as stock dividends or as a result


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of any stock splits; and all new, substituted or additional stock or other securities to which an Optionee may be entitled by reason of the exercise of an Option or the ownership of the Option Shares.

               l. "Optionee" means the eligible person to whom an Option is granted hereunder, and any permissible transferee thereof pursuant to Section 6(e) of this Plan. Any permissible transferee shall be bound by all of the terms and conditions and obligations of this Plan and the relevant Option Agreement.

               m. "Public Market" means a market where the common stock of the Company is listed on a national securities exchange (as that term is used in the Exchange Act) or a national securities market, including without limitation the National Market System of the National Association of Securities Dealers, Inc. Automated Quotation System ("NASDAQ") or the NASDAQ Small Cap Market as then constituted.

               n. "Ten Percent Shareholder" means a person who owns, either directly or indirectly by virtue of the ownership attribution provisions set forth in Section 424(d) of the Code, at the time such person is granted an Option, stock possessing more than ten percent (10%) of the total combined voting power or value of all classes of stock of the Company or of its parent or subsidiary corporation or corporations.

        4. Eligibility. The persons who shall be eligible to be granted Options pursuant to this Plan shall be the employees, officers, directors, consultants and/or advisors of the Company or any parent or subsidiary thereof, as the Board shall select from time to time in its sole discretion.

        5. Shares Subject to Plan.

               a. The stock issuable under this Plan shall be shares of the authorized but unissued or reacquired common stock of the Company. The aggregate number of shares of common stock which may be issued under this Plan shall be One Million Five Hundred Thousand (1,500,000) shares, subject to adjustment as provided in Section 5(b) hereof. In the event that any outstanding Option for any reason expires or is terminated or cancelled in whole or in part, the Option Shares allocable to any unexercised portion of such Option shall be available for subsequent grants hereunder.

               b. In the event the Company shall change the outstanding shares of its common stock into a different number or class of shares by means of any merger, consolidation, recapitalization, reorganization, reclassification, stock split, reverse stock split, stock dividend, combination, exchange or other comparable change in the corporate structure of the Company effected without receipt of consideration, then the Board shall make appropriate adjustments to the number and/or class of Option Shares and the Option Price per share of the stock subject to each outstanding and unexercised Option and with regard to the maximum number and/or class of shares of common stock of the Company issuable under this Plan, in order to prevent the dilution of benefits provided under such Options and this Plan. For these purposes (i) changes occurring on account of the issuance of shares of stock by the Company at any time upon the exercise of any stock options, rights or warrants or upon the conversion of any convertible securities or debt or other issuance of stock by the Company in a private or public offering for consideration shall not require any adjustment in the number or class of shares or the Option Price, and (ii) in the case of Incentive Options, any and all adjustments provided for hereunder shall fully comply with Sections 422 and 424 of the Code.

               c. Neither the grant of an Option nor any other provision hereof shall in any way affect the right of the Company to adjust, reclassify, restructure, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer or otherwise dispose of all or any part of its stock, business or assets at any time.

        6. Grant of Options; Option Agreements. Each Option granted pursuant to this Plan shall be authorized by the action of the Board and shall be evidenced by an Option Agreement between the Company and the person to whom such Option is granted, in the form and substance satisfactory to the Board from time



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to time and consistent with and pursuant to this Plan. Without limiting the foregoing, each Option Agreement shall be deemed to include and incorporate by reference each and all of the following terms and conditions:

               a. Grant Date. The date stated in the Option Agreement as the grant date of the Option shall be the "Grant Date" of the Option for all purposes hereof. Notwithstanding the foregoing, an Option shall not be effective and legally enforceable hereunder until the completed execution and delivery of the written Option Agreement by the Optionee and a duly authorized officer of the Company.

               b. Term of Option. The Board shall have the power to set the time or times within which each Option shall be exercisable or the event or events upon the occurrence of which all or a portion of each Option shall be exercisable and the term of each Option; provided however that no Option shall be exercisable after the expiration of ten (10) years from the date such Option is granted; or in the case of a Ten Percent Shareholder, after the expiration of five (5) years from the date such Option is granted.

               c. Right to Exercise; Vesting. The right to exercise an Option shall vest at the rate of at least twenty percent (20%) per year over five (5) years from the Grant Date of the Option in all events, subject to reasonable conditions such as the continued employment of the Optionee and specifically subject to Section 6(h) of this Plan. Except as otherwise expressly provided in the relevant Option Agreement and subject to the expiration or earlier termination of the Option, the vesting period of the Option shall be for a period of four (4) years as follows:

                      (i) The Optionee shall have no right to exercise any part of the Option at any time prior to the expiration of the one (1) year from the Grant Date of the Option;

                      (ii) The Option shall become exercisable with respect to Twenty-Five Percent (25%) of the Option Shares upon the expiration of one (1) year from the Grant Date of the Option; and

                      (iii)The Option thereafter shall become exercisable with respect to an additional Two and Eight Point Thirty Three Hundredths Percent (2.0833%) of the Option Shares for each month following the expiration of one (1) year from the Grant Date of the Option.

Exercisable installments may be exercised by the Optionee in whole or in part and to the extent not exercised shall accumulate and be exercisable as provided. The Company shall not be required to issue fractional shares at any time; and any fractional shares remaining in an Option following any exercise thereof shall be rounded down to the next nearest whole number of Shares.

               d. Option Price. The Option Price for each Option shall be as determined in the sole discretion of the Board from time to time; provided however that:

                      (i) The Option Price for Incentive Options shall be not less than 100 percent of the fair market value of the Option Shares on the Grant Date of the Option; except that the Option Price for Incentive Options of a Ten Percent Shareholder shall not be less than 110 percent of the fair market value of the Option Shares on the Grant Date of the Option.

                      (ii) The Option Price for Nonincentive Options shall be not less than 85 percent of the fair market value of the Option Shares on the Grant Date of the Option; except that the Option Price for Nonincentive Options of a Ten Percent Shareholder shall not be less than 110 percent of the fair market value of the Option Shares on the Grant Date of the Option.

               e. Non-Transferability. No Option shall be transferable or assignable by the Optionee other than by will or the laws of descent and distribution, and an Option may be exercised during the lifetime of the Optionee solely by the Optionee; provided however that in the case of Nonincentive Options, the Optionee



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may transfer all or part of a Nonincentive Option by instrument to an inter vivos or testamentary trust in which such Option is to be passed to beneficiaries upon the death of the Optionee, or by gift to "immediate family" members as that term is defined in 17 C.F.R. Section 240.16a-1(e)(as amended or superseded), provided further that such Option shall remain subject to all of the terms and conditions of this Plan and the relevant Option Agreement, including but not limited to the Option termination provisions hereof. Subject to the foregoing, all transfers or assignments or attempted transfers or assignments of any Option or Option Agreement shall be void ab initio.

               f. Exercise of the Option. Except as otherwise provided in the relevant Option Agreement, in order to exercise an Option with respect to all or any part of the Option Shares for which an Option is then exercisable, Optionee (or the executor, administrator, heir or devisee of Optionee after the death of Optionee) must do the following:

                (i) Provide the Secretary of the Company with written notice of such exercise, specifying the number of Option Shares for which the Option is being exercised;

                (ii) Pay the Option Price for the Option Shares being purchased in one or more of the following forms: (1) full payment in cash or check of the Option Price in United States Dollars for the Option Shares being purchased; (2) full payment in shares of common stock of the Company having a fair market value on the Exercise Date equal to the Option Price for the Option Shares being purchased, and held for such period required for purposes of Section 16(b) of the Exchange Act to the extent applicable; or (3) full payment by a combination of such shares of common stock of the Company valued at fair market value on the Exercise Date and cash or check payable to the order of the Company, equal in the aggregate to the Option Price for the Option Shares being purchased; and

                (iii) Furnish to the Company appropriate documentation that the person or persons exercising the Option, if other than Optionee, have the right to exercise such Option. For these purposes, the "Exercise Date" of the Option shall be the date on which the Secretary of the Company receives written notice of the exercise of such Option, together with full payment of the Option Price for the Option Shares being purchased. In the event the Board determines in its sole discretion that the shares of common stock of the Company cannot be reasonably valued at fair market value as of the Exercise Date, then full payment of the Option Price for the Option Shares shall be made only in cash or check payable to the order of the Company. The certificate or certificates for the Option Shares shall be registered in the name of Optionee, or if applicable, in the name of the estate, heirs or devisees of Optionee.

               g. Rule 16b-3. Options granted to individuals subject to Section 16 of the Exchange Act must comply with the applicable provisions of SEC Rule 16b-3 (as amended or superseded) and shall contain such additional conditions or restrictions as may be required thereunder to qualify for the maximum exemption from Section 16 of the Exchange Act with respect to Plan transactions.

               h. Tax Withholding. At the time an Option is exercised in whole or in part, or at any time thereafter as requested by the Company, the Optionee shall authorize payroll withholding and otherwise shall agree to make adequate payments to the Company for all federal, state and other jurisdiction tax withholding obligations of the Company or any parent or subsidiary thereof which may arise in connection with the Option, if any, including without limitation obligations arising upon (i) the grant of such Option, (ii) the exercise of such Option in whole or in part, (iii) the transfer of any Option Shares or other property or consideration of any kind in connection with the exercise of such Option, (iv) the operation of any law or regulations providing for the imputation of interest or any other income or payment, or (v) the lapsing of any restriction with respect to any Option Shares.

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               i. Earlier Termination of Option Term. An Option shall terminate prior to the expiration date of the Option as follows:

                      (i) Termination For Cause. If the Company terminates the employment of an Optionee for cause, then the Option shall terminate and cease to be exercisable upon the earlier of (1) the termination of the employment of the Optionee or (2) the expiration date of the Option. No additional right to exercise the Option with respect to any Option Shares shall vest from and after the date the employment of the Optionee is terminated.

                      (ii) Voluntary Termination. If the Optionee voluntarily terminates his or her employment with the Company, then the Option shall terminate and cease to be exercisable upon the earlier of (1) the expiration of thirty (30) days from the date the employment of the Optionee is terminated or (2) the expiration date of the Option. No additional right to exercise the Option with respect to any Option Shares shall vest from and after the date the employment of the Optionee is terminated.

                      (iii) Termination Without Cause. If the Company terminates the employment of the Optionee without cause (other than in the case of death or permanent and total disability), then the Option shall terminate and cease to be exercisable upon the earlier of (1) the expiration of sixty (60) days from the date the employment of the Optionee is terminated or (2) the expiration date of the Option. No additional right to exercise the Option with respect to any Option Shares shall vest from and after the date the employment of the Optionee is terminated.

                      (iv) Removal of Director For Cause. If an Optionee is removed as a director for cause as defined by applicable law, then any Option granted to the Optionee in his or her capacity as a director shall terminate and cease to be exercisable upon the earlier of (1) the termination of the directorship of the Optionee or (2) the expiration date of such Option. No additional right to exercise such Option with respect to any Option Shares shall vest from and after the date the directorship of the Optionee is terminated.

                      (v) Death of Optionee. In the event of the death of Optionee during the term of the Option, then the executors or administrators of the estate of the Optionee or the heirs or devisees of the Optionee (as the case may be) shall have the right to exercise the Option to the extent the Optionee was entitled to do so at the time of his or her death; provided however that the Option shall terminate and cease to be exercisable upon the earlier of (1) the expiration of one (1) year from the date of the death of the Optionee or (2) the expiration date of the Option. No additional right to exercise the Option with respect to any Option Shares shall vest from and after the date of the death of the Optionee.

                      (vi) Disability of Optionee. In the event of the permanent and total disability of Optionee during the term of the Option, then Optionee shall have the right to exercise the Option to the extent Optionee was entitled to do so at the time of the termination of his or her employment or directorship or engagement with the Company by reason of such disability; provided however that the Option shall terminate and cease to be exercisable upon the earlier of (1) the expiration of one (1) year from the date of such termination of employment or directorship or engagement or (2) the expiration date of the Option. No additional right to exercise the Option with respect to any Option Shares shall vest from and after the date of the termination of the employment or directorship or engagement of the Optionee.

                      (vii) Employment by Corporate Group. For purposes of this Section, if during the term of the Option the Optionee transfers as an employee from the Company to another member of the Corporate Group, the employment of the Optionee shall not be deemed to have terminated or ceased


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        hereunder and all references to the Company herein shall be deemed to include such member of the Corporate Group. For purposes hereof the employment of the Optionee shall be deemed to have terminated either upon actual termination of employment or upon the employer of Optionee ceasing to be a member of the Corporate Group, unless said employer or its successor assumes the Option pursuant to the terms hereof.

               j. Common Stock Voting Rights. This Plan and any Option Agreement hereunder shall be in full compliance with Section 260.140.1 of the Rules of the California Commissioner of Corporations (as amended or superseded) regarding the voting rights of common stock.

               k. Other Provisions. An Option Agreement may contain such other terms, provisions and conditions, including but not limited to provisions accelerating the right to exercise an Option, special forfeiture conditions, rights of repurchase, rights of first refusal and restrictions on transfer of Option Shares issued hereunder, not inconsistent with the provisions of this Plan or applicable law, as may be determined by the Board in its sole discretion.

        7. Restrictions on Grant or Stock Issuance.

               a. The grant of Options and the issuance of Option Shares shall be conditioned upon and subject to compliance with all of the applicable requirements of federal and state laws with respect to such securities on the relevant dates of determination; and to the entering into of such covenants, representations and warranties by the Optionee as required under applicable laws in the judgment of the Company or its counsel in its sole discretion with respect to the grant of the Option and the issuance of the Option Shares thereunder. Without limiting the foregoing, the Company has no obligation to file a registration statement under the Securities Act of 1933 or under any similar act or law for the registration or qualification of any Option or any of the Option Shares or to otherwise assist any Optionee in complying with any exemption from registration.

               b. The certificate or certificates representing the Option Shares acquired by exercise of the Option shall bear such legends as determined by the Company in its sole and absolute discretion, including without limitation any applicable federal or state securities law or corporate law restrictions and legends. In order to ensure compliance with the restrictions set forth in this Plan and the Option Agreement, the Company also may issue appropriate stop-transfer instructions to its transfer agent, if any, and if the Company transfers its own securities, the Company may make appropriate notations to the same effect in its own records.

        8. No Rights as a Shareholder. No person shall have any rights as a shareholder with respect to any of the Option Shares subject to an Option until the date of the issuance of a stock certificate(s) for the Option Shares for which the Option has been exercised. No adjustments shall be made for dividends or distributions or other rights for which the record date is prior to the date such stock certificate(s) are issued, except as provided in Section 5(b) of this Plan.

        9. No Rights in Other Capacities. Nothing in this Plan or in any Option Agreement shall confer upon any Optionee any right to continue as an employee or director or consultant or advisor of the Company (or any other member of the Corporate Group) or interfere in any manner with any right of the Company (or any other member of the Corporate Group or other relevant entity) to terminate the employment or directorship or engagement of an Optionee at any time. No Optionee shall have any authority to act on behalf of the Company in any capacity with respect to his or her own participation in this Plan or with respect to his or her own Option Agreement or Option granted hereunder.

        10. Use of Proceeds. The proceeds received by the Company from the payment of the Option Price pursuant to exercise of an Option shall be used for such corporate purposes as determined by the Board in its discretion.


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        11. Lock-Up Restrictions. In connection with any underwritten public offering of stock or other securities made by the Company pursuant to an effective registration statement filed under applicable federal securities acts, the Optionee shall fully comply with and cooperate with the Company and any managing underwriter in connection with any stock "lock-up" or "standstill" agreements or similar restrictions on the offer or sale or contract to sell or other transfer or assignment or pledge or loan or other encumbrance of the shares of the common stock of the Company (including without limitation any of the Option Shares) generally applicable to similarly situated shareholders or optionholders of the Company.

        12. Mandatory Notice of Disposition. The Optionee shall transfer or dispose of any of the Option Shares only in compliance with the provisions of this Plan and the Option Agreement. Without limiting the other provisions of this Plan or the Option Agreement, in the event the Optionee disposes of any of the Option Shares within two (2) years of the Grant Date of the Option or within one (1) year after the transfer of the Option Shares to the Optionee in connection with an exercise of the Option, whether such disposition is made by sale, exchange, gift or otherwise, then the Optionee shall notify the Chief Financial Officer of the Company of such disposition in writing within thirty
(30) days from the date of such disposition. Said written notice shall state the date of such disposition, and the type and amount of the consideration received for such Option Share or Option Shares by the Optionee in connection therewith. In the event of any such disposition, the Company shall have the right to withhold from the Optionee or to require the Optionee to immediately pay to the Company the aggregate amount of taxes, if any, which the Company is required to withhold under federal or state or other applicable law as a result of the granting or exercise of the subject Option or the disposition of the subject Option Shares.

        13. Modification, Extension and Renewal of Options. Subject to the terms and conditions and within the limitations of this Plan, the Board may modify, extend or renew outstanding Options granted under this Plan, or accept the surrender of outstanding Options (to the extent not theretofore exercised) and authorize the granting of new Options in substitution therefor (to the extent not theretofore exercised). Notwithstanding the foregoing, no modification of any Option shall, without the consent of the Optionee, alter or impair any rights or obligations under any Option theretofore granted under this Plan.

        14. Termination or Amendment of Plan.

               a. The Board may at any time terminate or amend this Plan prior to the expiration of this Plan, provided however that without the approval of the shareholders of the Company there shall be: (i) no increase in the total number of shares of stock which may be issued under this Plan (except by operation of the provisions of Section 5(b) hereof), and (ii) no change in the classes of persons eligible to be granted Options.

               b. No amendment of this Plan may adversely affect any then outstanding Option or any unexercised portion thereof without the consent of the Optionee; provided however that subject to Section 14(a) hereof the Board expressly reserves the right to amend the terms and provisions of this Plan and of any outstanding Options under this Plan to the extent necessary to qualify such Options for such favorable federal income tax treatment (including deferral of taxation upon exercise) as may be afforded employee stock options under amendments to the Code or other statutes or regulations which become effective after the effective date of this Plan.

        15. Financial Statements. Subsequent to the Effective Date of the Plan, the Optionees shall receive financial statements from the Company on at least an annual basis to the extent required by the then applicable Rules of the Commissioner of Corporations for the State of California or as otherwise required by law.

        16. Notices. All notices, requests, demands and other communications required or permitted to be given pursuant to this Plan or any Option Agreement (collectively "notices") shall be in writing and shall be delivered (i) by personal delivery, (ii) by nationally recognized overnight air courier service or (iii)



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by deposit in the United States Mail, postage prepaid, registered or certified mail, return receipt requested. A notice shall be deemed to have been given on the date delivered, if delivered personally or by overnight air courier service; or five (5) days after mailing if mailed. All notices shall be addressed if to the Company at its principal place of business in the State of California, United States of America, to the attention of the Secretary or Chief Financial Officer of the Company; and if to the Optionee or his or her representative at the last address of Optionee shown on the records of the Company. Either party may by written notice to the other party specify a different address to which notices shall be given, by sending notice thereof to the other party in the foregoing manner.

        17. Administration. This Plan shall be administered by the Board or by a duly appointed committee of the Board having such powers as shall be specified by the Board; and further subject to Section 16(b) of the Exchange Act and SEC Rule 16b-3 (as amended or superseded) with respect to any Option granted to an individual subject to such rules. Any references in this Plan to the Board shall also be deemed to refer to such committee of the Board if appointed for such purposes with the relevant powers. The Board may also at any time terminate the functions of such committee and reassume all powers and authority previously delegated to the committee. The Board is authorized to establish such rules and regulations as it may deem appropriate for the proper administration of this Plan and to make such determinations under, and issue such interpretations of, this Plan and any Option Agreement or Option granted hereunder as it may deem necessary or advisable. All questions of interpretation of this Plan or any Option Agreement or Option granted hereunder shall be determined by the Board and shall be final and binding upon all persons having an interest in this Plan or any Option Agreement or Option granted hereunder. No member of the Board shall vote on any matter concerning his or her own participation in this Plan. No member of the Board shall be liable for any action or interpretation made in good faith hereunder.

        18. General Provisions.

               a. This Plan constitutes the entire Omnis Technology Corporation 1999 Stock Option Plan, subject to termination or amendment as herein provided. In the event of any conflict between the terms or provisions of this Plan and any Option Agreement for any Option granted hereunder, the terms and provisions of this Plan shall control.

               b. This Plan shall be construed in accordance with and governed by the laws of the State of California without reference to the principles of conflicts of law.

               c. Whenever possible, each provision of this Plan shall be interpreted in such manner as to be effective and valid under applicable law. In the event that any provision of this Plan shall be held by the final judgment of a court of competent jurisdiction to be invalid or unlawful or unenforceable, then the remaining provisions of this Plan shall remain in full force and effect and shall be construed to give the fullest effect to the purpose of this Plan and the intended qualification of this Plan pursuant to Section 422 of the Code and pursuant to Section 25102(o) of the California Corporations Code and the respective regulations and rules thereunder (as amended or superseded).

               d. When the context requires, the plural shall include the singular and the singular the plural and any gender shall include any other gender. Section headings are for convenience only and are not part of this Plan.

        19. Copies of Plan. A complete copy of this Plan as then in effect shall be delivered to each Optionee at or before the time such person executes and delivers the relevant Option Agreement.

Dated:  April 13, 1999




     DATE OF ADOPTION OF THIS PLAN BY THE BOARD OF DIRECTORS OF THE COMPANY:
                                 APRIL 13, 1999

                          OMNIS TECHNOLOGY CORPORATION
                     INCENTIVE STOCK OPTION AGREEMENT [FORM]


     This Incentive Stock Option Agreement ("Agreement") is made and entered into on _____________________ ("Grant Date") by and between Omnis Technology Corporation, a Delaware corporation (the "Company"), and _____________________ ("Optionee").

                              W I T N E S S E T H:

        A. The Board of Directors of the Company ("Board") has adopted the Omnis Technology Corporation 1999 Stock Option Plan to create additional incentives for certain valued employees, directors, consultants and advisors of the Company or its parent or subsidiary and to promote the financial success and progress of the Company and such parents and subsidiaries. For purposes hereof the "Plan" and all section references therein shall be defined as said 1999 Stock Option Plan as amended or superseded during the term of this Agreement.

        B. Optionee is a valued employee of the Company or a parent or subsidiary thereof, and this Incentive Stock Option Agreement is executed pursuant to, and is intended to carry out the purposes of, the Plan in connection with the grant by the Company to Optionee of an incentive stock option as defined by Section 422 of the Internal Revenue Code of 1986, as amended or superseded (the "Code").

        C. This Agreement and its terms are confidential and shall not be disclosed at any time by Optionee except as otherwise herein provided.

        NOW, THEREFORE, it is agreed as follows:

        1. Grant of Option. Subject to and upon the terms, conditions and restrictions set forth in this Agreement and the Plan, the Company hereby grants to Optionee as of the Grant Date an incentive stock option ("Option") to purchase up to ___________________ (______) shares ("Option Shares") of the common stock of the Company during the Term hereof (as defined in Section 3 hereof) at an Option Price of ___________________ ($___) per share. For these purposes "Option Shares" also shall include such stock or other securities as defined by the Plan.

        2. Right to Exercise; Vesting. Subject to the expiration or earlier termination of the Term of the Option, Optionee shall have the right to exercise the Option in accordance with the following ____________ (__) year vesting schedule:

                      (i) Optionee shall have no right to exercise any part of the Option at any time prior to the expiration of the one (1) year from the Grant Date of the Option;

                      (ii) The Option shall become exercisable with respect to _______________ Percent (__%) of the Option Shares upon the expiration of one (1) year from the Grant Date of the Option; and

                      (iii) The Option thereafter shall become exercisable with respect to an additional ___________________________________________
          Percent (______%) of the Option Shares for each month following the expiration of one (1) year from the Grant Date of the Option.

Exercisable installments may be exercised by Optionee in whole or in part and to the extent not exercised shall accumulate and be exercisable as provided. The Company shall not be required to issue fractional shares at any time; and any fractional shares remaining in the Option following any exercise thereof shall be rounded down to the next nearest whole number of Shares.

        3. Option Term. Subject to earlier termination as provided for in the Plan, the specified term of the Option ("Term") shall be the period commencing as of the Grant Date and ending on the expiration of ________ (___) years from the Grant Date. Upon the expiration of the Term or earlier termination of the Option as provided for in the Plan, the Option shall cease to be exercisable and shall be of no further force or effect. Such events of earlier termination include but are not limited to termination of the employment of Optionee.

        4. Non-Transferable. The Option shall not be transferable or assignable by Optionee other than by will or the laws of descent and distribution, and the Option may be exercised during the lifetime of Optionee solely by Optionee. Subject to the foregoing, all transfers or assignments or attempted transfers or assignments of the Option or this Agreement shall be void ab initio.

        5. Plan; Controlling Terms.

               a. The Option granted hereunder and this Agreement shall be governed by and subject to each and all of the terms and provisions of the Plan, which is hereby incorporated by reference in its entirety. All capitalized or other terms not defined herein shall have the same meaning as in the Plan. In the event of any conflict between the Plan and this Agreement, the Plan shall control. Optionee acknowledges receipt of a copy of the Plan and the opportunity to review the Plan and to consult with his or her legal advisors concerning the Plan and this Agreement.

               b. OPTIONEE ACKNOWLEDGES AND AGREES THAT THE PLAN CONTAINS IMPORTANT TERMS AND PROVISIONS THAT WILL APPLY TO AND CONTROL THE OPTION AND THIS AGREEMENT. THOSE TERMS INCLUDE WITHOUT LIMITATION IMPORTANT CONDITIONS AND LIMITATIONS ON THE RIGHT OF OPTIONEE TO EXERCISE THE OPTION; IMPORTANT RESTRICTIONS ON THE RIGHT OF OPTIONEE TO TRANSFER THE OPTION OR THE OPTION SHARES RECEIVED UPON EXERCISE OF THE OPTION; EARLY TERMINATION OF THE OPTION FOLLOWING THE OCCURRENCE OF CERTAIN EVENTS, INCLUDING TERMINATION OF THE EMPLOYMENT OF OPTIONEE FOR ANY REASON; PROCEDURES FOR EXERCISING THE OPTION; TAX WITHHOLDING AND NOTICE OBLIGATIONS; AND OTHER SUBSTANTIAL RESTRICTIONS AND OBLIGATIONS IN ADDITION TO THOSE IN THIS AGREEMENT.

        6. Tax Status of Option.

               a. The Option is intended to be an incentive stock option as defined by Section 422 of the Code for United States tax purposes, but the Company does not represent or warrant that the Option so qualifies. Optionee should consult with his or her own tax advisors regarding the tax effects of the Option and the requirements for favorable tax treatment under Section 422 and other provisions of the Code and other tax consequences of the Option under applicable law, including but not limited to holding period requirements. In the event that the aggregate exercise price of the Option Shares under the Option and all other incentive stock options held by Optionee (whether granted by the Company or any parent or subsidiary corporation thereof) exceeds the dollar amount or other limitation then applicable under the Code when such options are first exercisable, all or part of the Option may not qualify as an incentive stock option under the Code.

               b. Optionee hereby acknowledges that the rules and requirements of Section 83 of the Code, including without limitation the election available under Section 83(b) thereof, may be applicable to the receipt of Option Shares by Optionee pursuant to this Agreement and the Plan. In the event that the Option or any part thereof is not classified as an incentive stock option under
Section 422 of the Code, Optionee
acknowledges that the exercise of the Option and the filing or failure to file an election under Code Section 83(b) in timely manner may result in adverse tax consequences to Optionee.

        7. Limitations on Share Transfer; Mandatory Notice of Disposition. Optionee shall transfer or dispose of the Option Shares only in accordance with the provisions of this Agreement and the Plan. Without limiting the foregoing, mandatory notice of disposition of any Option Shares must be made to the Company as provided in the Plan and such disposition may be subject to tax withholding or payments by Optionee.

        8. Securities Laws; Restrictions on Grant or Issuance. THE RESTRICTIONS ON THE TRANSFER OF THE OPTION OR THE OPTION SHARES SHALL BE IN ADDITION TO ANY OTHER LIMITATIONS ON TRANSFER OR EXERCISE OF THE OPTION OR ISSUANCE OR TRANSFER OF THE OPTION SHARES IMPOSED BY APPLICABLE FEDERAL AND STATE SECURITIES LAWS. THE GRANT OF THE OPTION AND THE EXERCISE OF THE OPTION AND THE ISSUANCE OF THE OPTION SHARES UPON EXERCISE OF THE OPTION AND ANY RESALE OR OTHER TRANSFER OF SUCH OPTION SHARES BY OPTIONEE SHALL BE SUBJECT TO COMPLIANCE WITH ALL APPLICABLE REQUIREMENTS OF FEDERAL OR STATE LAW WITH RESPECT TO SUCH SECURITIES. Notwithstanding any contrary provision of this Agreement:

               a. Optionee understands that since the Option is not transferable, and since the Option Shares have not been and may not be registered or exempt under applicable statutes, Optionee may bear the economic risk of the investment for an indefinite period of time. The Option Shares may not be sold or otherwise disposed of until such time as the Option Shares are registered under the Securities Act of 1933 ("Securities Act") or the Option Shares may be sold pursuant to an applicable exemption from the registration requirements of the Securities Act. Optionee understands that the Company has no obligation to file a registration statement under the Securities Act for the Option or the Option Shares or to otherwise assist Optionee in complying with any exemption from registration.

               b. Optionee represents and warrants that the Option is being acquired and the Option Shares will be acquired upon exercise for his or her own account and not with a view to or for sale in connection with any distribution of such securities. Optionee further acknowledges that any investment in the Common Stock of the Company is inherently speculative and illiquid and subject to material risks.

               c. As a condition to the exercise of the Option, the Company may require Optionee to satisfy any qualifications that may be necessary or appropriate in the sole judgment of the Company or its counsel to evidence compliance with any applicable law or regulation and to make any written representation or warranty with respect thereto as may be requested by the Company.

               d. Notwithstanding any contrary provision hereof, the inability of the Company with reasonable efforts to obtain approval from any regulatory body having authority deemed by the Company to be necessary for the lawful issuance and sale of any Option Shares pursuant to the Option shall relieve the Company of any liability in respect of the non-issuance or sale of the Option Shares as to which such approval shall not have been obtained.

         9. Assignment; Binding Effect.

               a. The Company may transfer or assign any of its rights or obligations under this Agreement or the Plan. Optionee shall have no right to transfer or assign any of the rights and obligations of Optionee under the Option or this Agreement, subject to Section 4 hereof in the case of a will or the laws of descent and distribution.

               b. Subject to the foregoing, this Agreement shall inure to the benefit of and be binding upon each of the parties hereto and the officers, directors, employees, shareholders, owners, agents, representatives, parents, subsidiaries, affiliates, successors and assigns of the Company, and the spouses, representatives, executors, administrators, heirs, devisees, agents, successors and assigns of Optionee.

        10. Representations and Warranties.

               a. Optionee represents and warrants that he or she has read the Plan and this Agreement and has had the opportunity to consult with his or her legal advisors concerning the legal and tax effects of the Plan and this Agreement and the Option.

               b. Each party represents and warrants that such party has the full right, power, legal capacity and authority to enter into and execute this Agreement and to discharge all of its obligations under the terms hereof, and that such party does not have any outstanding obligation and is not a party to any outstanding agreement which obligation or agreement is inconsistent with this Agreement. This Agreement has been duly executed and delivered by said party, and constitutes its valid and legally binding agreement and obligation and is enforceable in accordance with its terms.

        11. Miscellaneous.

               a. This Agreement together with the Plan sets forth the entire agreement of the parties relating to the subject matter hereof, subject to the provisions of the Plan; and the Plan and this Agreement shall supersede any prior discussions, understandings and agreements concerning the grant of stock options or the issuance of option stock between the parties, provided however that this Agreement shall not supersede and shall be in addition to any separate fully executed written stock option agreement between the parties pursuant to any separate stock option grant by the Company. This Agreement may be amended by further written agreement signed by each of the parties.

               b. This Agreement shall be construed in accordance with and governed by the laws of the State of California without reference to the principles of conflicts of law.

               c. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law. In the event that any provision of this Agreement shall be held by the final judgment of a court of competent jurisdiction to be invalid or unlawful or unenforceable, then the remaining provisions of this Agreement shall remain in full force and effect and shall be construed to give the fullest effect to the purpose of the Plan and this Agreement and the intended qualification of the Plan and this Agreement pursuant to Section 422 of the Code and pursuant to
Section 25102(o) of the California Corporations Code and the respective regulations and rules thereunder (as amended or superseded).

               d. No remedy conferred by this Agreement or the Plan shall be exclusive of any other remedy, and each and all such remedies shall be cumulative. The waiver of any breach or violation of this Agreement in whole or in part shall not operate as a waiver of any subsequent breaches or violations of the same or a different kind. Any exercise or failure to exercise by a party of any rights or remedies under this

Agreement shall not operate as a waiver of the right of such party to exercise the same or different rights or remedies in a subsequent event.

               e. Both parties agree to execute any additional documents or instruments necessary or appropriate to fully effectuate out the purposes of this Agreement and which are consistent with the Plan.

               f. Section headings in this Agreement are for the convenience of the parties and are not part of the agreement of the parties and shall not be used in the construction hereof. Whenever in this Agreement the context requires, references to the plural shall include the singular and the singular the plural, and each gender shall include all other genders. No provision in this Agreement shall be interpreted or construed against any party because such party or its counsel was the drafter thereof.

               g. THIS AGREEMENT AND THE TERMS AND CONDITIONS HEREOF ARE CONFIDENTIAL AND OPTIONEE SHALL NOT DISCLOSE ANY OF THE TERMS OR CONDITIONS HEREOF TO ANY OTHER EMPLOYEE OF THE COMPANY OR TO ANY OTHER PERSON FOR ANY PURPOSE, OTHER THAN TO THE SPOUSE, LEGAL COUNSEL OR ACCOUNTING AND FINANCIAL ADVISORS OF OPTIONEE, OR TO THE APPROPRIATE EMPLOYEES OR REPRESENTATIVES OF THE COMPANY AS NECESSARY IN CONNECTION WITH THE ENFORCEMENT, MODIFICATION OR EXERCISE OF THIS AGREEMENT, OR AS REQUIRED IN CONNECTION WITH LEGAL PROCEEDINGS IN WHICH OPTIONEE IS A PARTY OR WITNESS.

        IN WITNESS WHEREOF, the Company has caused this Agreement to be executed and delivered in duplicate on its behalf by its duly authorized officer, and Optionee has also executed and delivered this Agreement in duplicate, all on the date first above written.


                             OMNIS TECHNOLOGY CORPORATION


                             By:    ____________________________
                                    Name: ______________________
                                    Title: _____________________





                             OPTIONEE


                             __________________________________
                             Name: ____________________________

                                CONSENT OF SPOUSE


        I, ______________________________, the spouse of
__________________________________("Optionee"), have read and approved the foregoing Incentive Stock Option Agreement between Omnis Technology Corporation ("Company") and my spouse and the Omnis Technology Corporation 1999 Stock Option Plan. In consideration of granting of the Option to my spouse to purchase shares of the common stock of the Company under the terms and conditions in the Agreement and the Plan, I hereby appoint my spouse as my attorney-in-fact in respect to the exercise of any rights under the Agreement and the Plan and any stock issued thereunder, and agree to be fully bound by the provisions of the Agreement and the Plan insofar as I may have any rights under such Agreement and the Plan or in any stock issued thereunder under any community property laws or similar laws relating to marital property then in effect. I further acknowledge that in the event of the exercise of such Option, such shares of the common stock of said Company shall be issued in the name of my spouse and that the Company shall have no other obligations with respect thereto.



Dated: ___________________________




__________________________________
Name: ____________________________

                  OMNIS TECHNOLOGY CORPORATION AND SUBSIDIARIES

                      CONSOLIDATED FINANCIAL STATEMENTS FOR
                     THE YEARS ENDED MARCH 31, 1999 AND 1998
                        AND INDEPENDENT AUDITORS' REPORTS

                          INDEPENDENT AUDITORS' REPORT


        To the Board of Directors and Stockholders of OMNIS Technology Corporation:

        We have audited the accompanying consolidated balance sheet of OMNIS Technology Corporation and subsidiaries as of March 31, 1999, and the related consolidated statements of operations, stockholders' equity (deficiency), and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

        We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of OMNIS Technology Corporation and subsidiaries at March 31, 1999, and the consolidated results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.


GRANT THORNTON LLP

San Francisco, California
June 1, 1999

                          INDEPENDENT AUDITORS' REPORT

        To the Board of Directors and Stockholders of OMNIS Technology Corporation:

        We have audited the accompanying consolidated balance sheet of OMNIS Technology Corporation and subsidiaries as of March 31, 1998 and the related consolidated statements of operations, stockholders' equity (deficiency), and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

        We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of OMNIS Technology Corporation and subsidiaries at March 31, 1998, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

        The accompanying 1998 financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements included in the Company's Form 10-KSB for the year ended March 31, 1998, the Company has incurred losses and negative cash flows from operations, has a working capital and stockholders' deficiency at March 31, 1998, limited cash resources, and significant past due amounts due to creditors. These matters, among others, raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1 to such financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

DELOITTE  &  TOUCHE  LLP

San Jose, California
May 22, 1998

OMNIS TECHNOLOGY CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
MARCH 31, (in thousands, except share amounts)
--------------------------------------------------------------------------------

ASSETS                                                                           1999            1998

CURRENT  ASSETS:
  Cash and cash equivalents                                                  $    271        $    242
  Accounts receivable (less allowances for doubtful
     accounts of $150 in 1999 and $162 in 1998)                                   764             602
  Inventories                                                                      13              74
  Other current assets                                                            609             625
                                                                             --------        --------
        Total current assets                                                    1,657           1,543

Property, furniture and equipment, net                                            890           1,472

Other assets                                                                       10             400
                                                                             --------        --------
        Total assets                                                         $  2,557        $  3,415
                                                                             ========        ========

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)

CURRENT LIABILITIES:
  Obligations under line of credit                                           $     --        $    145
  Current portion of long-term debt                                                82           1,165
  Accounts payable                                                                240           1,735
  Accrued liabilities                                                             533             652
  Deferred revenue                                                                412             862
                                                                             --------        --------
        Total current liabilities                                               1,267           4,559

Long-term debt                                                                     28             111
                                                                             --------        --------
        Total liabilities                                                       1,295           4,670
                                                                             ========        ========
Commitments and contingencies (Note 10)

Stockholders' equity (deficiency):
  Preferred stock - $1.00 par value; 300,000 shares authorized;
    issued and outstanding: 300,000 shares                                        300              --
  Common stock - $.10 par value; 20,000,000 shares authorized;  issued
    and outstanding: 1999, 9,679,829 shares; 1998, 2,125,827 shares               967             212
  Paid-in capital                                                              45,180          42,881
  Accumulated deficit                                                         (45,386)        (44,499)
  Accumulated other comprehensive income                                          201             151
                                                                             --------        --------
        Total stockholders' equity (deficiency)                                 1,262          (1,255)
                                                                             --------        --------
        Total liabilities and stockholders' equity (deficiency)              $  2,557        $  3,415
                                                                             ========        ========

See notes to consolidated financial statements.

OMNIS TECHNOLOGY CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
YEAR ENDED MARCH 31,
(in thousands, except share and per share amounts)
--------------------------------------------------------------------------------

                                                    1999               1998
Net revenues:
  Product                                    $     4,277        $     4,198
  Services                                         1,582              3,785
                                             -----------        -----------
        Total net revenues                         5,859              7,983
                                             -----------        -----------
Operating expenses:
  Cost of product revenues                           333                505
  Cost of service revenues                           347              3,104
  Selling and marketing                            2,002              6,714
  Research and development                         1,418              2,875
  General and administrative                       2,297              3,066
                                             -----------        -----------
        Total operating expenses                   6,397             16,264
                                             -----------        -----------
Operating loss                                      (538)            (8,281)

Other income (expense):
  Interest income                                      7                 83
  Interest expense and other, net                   (352)              (137)
                                             -----------        -----------
        Total other income (expense)                (345)               (54)
                                             -----------        -----------
Loss before income taxes                            (883)            (8,335)

Income tax expense                                    (4)               (17)
                                             -----------        -----------

Net loss                                     $      (887)       $    (8,352)
                                             ===========        ===========

Net loss per share - basic and diluted       $     (0.41)       $     (4.07)
                                             ===========        ===========
Weighted average common shares
    outstanding                                2,148,499          2,052,285
                                             ===========        ===========

See notes to consolidated financial statements

OMNIS TECHNOLOGY CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIENCY)
YEARS ENDED MARCH 31, 1999 and 1998
(in thousands, except share amounts)



                                                             Series A
                                                          Preferred Stock               Common Stock
                                                    ------------------------       ---------------------           Paid-in
                                                    Shares            Amount       Shares          Amount          Capital
Balances, April 1, 1997                                  --      $       --       1,737,353     $      174      $   41,038
Common stock options and warrants
     exercised                                           --              --           2,500             --              10
Common stock issued upon conversion
     of debt (net of issuance costs of $148)             --              --         372,283             37           1,773
Common stock issued                                      --              --          13,691              1              60
Net loss                                                 --              --              --             --              --
Foreign currency translation adjustment                  --              --              --             --              --

Comprehensive loss                                       --              --              --             --              --
                                                   --------       ---------       ---------     ----------       ---------

Balances, March 31, 1998                                                          2,125,827            212          42,881

Preferred stock issued                              124,564             125              --             --             875
Redemption of preferred stock                      (124,564)           (125)             --             --             125
Common and preferred stock issued upon
    conversion of debt                              300,000             300       2,543,344            254             582
Stock issued in conjunction with private
    placement (net of issuance costs of $35)                                      5,000,000            500             715
Common stock issued                                                                  10,658              1               2
Net loss                                                 --              --              --             --              --
Foreign currency translation adjustment                  --              --              --             --              --


Comprehensive loss                                       --              --              --             --              --
                                                   --------      ----------       ---------     ----------       ---------

Balances, March 31, 1999                            300,000      $      300       9,679,829     $      967      $   45,180
                                                   ========      ==========       =========     ==========       =========


                                                                                                   Total
                                                                 Accumulated                       Stock
                                                                    Other                         Holders'
                                                  Accumulated   Comprehensive    Comprehensive    Equity
                                                    Deficit        Income            Loss       (Deficiency)
Balances, April 1, 1997                         $  (36,147)     $      267                      $    5,332
Common stock options and warrants
     exercised                                          --              --                              10
Common stock issued upon conversion
     of debt (net of issuance costs of $148)            --              --                           1,810
Common stock issued                                     --              --                              61
Net loss                                            (8,352)             --      $   (8,352)         (8,352)
Foreign currency translation adjustment                 --            (116)           (116)           (116)
                                                                                ----------
Comprehensive loss                                      --              --      $   (8,468)
                                                ----------      ----------     ===========      ----------

Balances, March 31, 1998                           (44,499)            151                          (1,255)

Preferred stock issued                                  --              --                           1,000
Redemption of preferred stock                           --              --                              --
Common and preferred stock issued upon
    conversion of debt                                  --              --                           1,136
Stock issued in conjunction with private
    placement (net of issuance costs of $35)            --              --                           1,215
Common stock issued                                     --              --                               3
Net loss                                              (887)             --      $     (887)           (887)
Foreign currency translation adjustment                 --              50              50              50
                                                                               -----------
Comprehensive loss                                      --              --      $     (837)
                                                ----------      ----------     ===========      ----------

Balances, March 31, 1999                        $  (45,386)            201                      $    1,262
                                                ==========      ==========                      ==========


See notes to consolidated financial statements.

OMNIS TECHNOLOGY CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEAR ENDED MARCH 31 (in thousands)
--------------------------------------------------------------------------------

                                                                     1999         1998
Cash flows from operating activities:
  Net loss                                                        $  (887)     $(8,352)
  Adjustments to reconcile net loss to net cash used for
    operating activities:
    Depreciation and amortization expense                             423          653
    Noncash convertible debenture interest                             --          131
    Loss on disposal of property                                      100           --
    Changes in assets and liabilities:
      Trade accounts receivable                                      (163)       1,102
      Inventories                                                      61          (55)
      Other current assets                                             16           44
      Accounts payable and accrued liabilities                     (1,614)         363
      Deferred revenue                                               (450)         (66)
                                                                  -------      -------
         Net cash used for operating activities                    (2,514)      (6,180)
                                                                  -------      -------
Cash flows from investing activities:
  Purchases of property, furniture and equipment                      (17)        (423)
  Proceeds from sale of fixed assets                                   77           81
  Other assets                                                        390         (400)
                                                                  -------      -------
         Net cash provided by (used for) investing activities         450         (742)
                                                                  -------      -------
Cash flows from financing activities:
  Net borrowings (repayments) on line of credit                      (145)         100
  Repayments of debt                                                  (30)        (246)
  Proceeds from issuance long-term debt                                --        1,098
  Proceeds from preferred stock issuance                            1,000           --
  Net proceeds from common stock issuance                           1,218           61
  Exercise of stock options and warrants                               --           10
                                                                  -------      -------
         Net cash provided by financing activities                  2,043        1,023
                                                                  -------      -------
Effect of exchange rate changes on cash                                50           (9)
                                                                  -------      -------
Increase (decrease) in cash and equivalents                            29       (5,908)

Cash and equivalents - beginning of year                              242        6,150
                                                                  -------      -------
Cash and equivalents - end of year                                $   271      $   242
                                                                  =======      =======
Cash paid for:
  Interest                                                        $   141      $    34
  Income taxes                                                    $     3      $    13

OMNIS TECHNOLOGY CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEAR ENDED MARCH 31 (CONCLUDED)
--------------------------------------------------------------------------------

NONCASH  TRANSACTIONS:

        During fiscal 1999, a note payable for $1,000,000 plus accrued interest of $135,836 were converted into 300,000 shares of preferred stock and 2,543,344 shares of common stock. See Note 6.

        During fiscal 1998, convertible debenture noteholders converted $1,828,000 of 8% debentures, plus accrued interest of $130,000, into 372,283 shares of common stock. Such amount has been recorded net of issuance costs of $148,000 in the consolidated statements of stockholders' equity (deficiency). See Note 6.

        Also, during fiscal 1998 the Company acquired assets under capital lease in the amount of $333,000.

OMNIS TECHNOLOGY CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 1999 AND 1998
--------------------------------------------------------------------------------

1.  ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

        ORGANIZATION - OMNIS Technology Corporation and its subsidiaries (the "Company" or "OMNIS"), develops, markets, and supports software products for the development and deployment of applications for accessing multi-user databases in workgroup and enterprise-wide client/server computing environments. The Company's family of products is used by enterprises, system integrators, value added resellers (VARs) and independent developers to deliver custom information management applications for a wide range of users including financial management, decision support, executive information, sales and marketing, and multi-media authoring systems. In addition to these products, OMNIS provides technical support and training to help customers plan, analyze, implement, and maintain application software based on the Company's technology.

        The consolidated financial statements include OMNIS Technology Corporation and its wholly-owned subsidiaries, OMNIS Holdings Limited, OMNIS Software Limited, OMNIS Software Inc., and OMNIS Software GmbH.

        Significant accounting policies applied in the preparation of the accompanying consolidated financial statements of the Company follow:

        PRINCIPLES OF CONSOLIDATION - The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany balances and transactions are eliminated in consolidation.

        REVENUE RECOGNITION - In October 1997, the American Institute of Certified Public Accountants issued Statement of Position 97-2 ("SOP 97-2"), "Software Revenue Recognition" which provides guidance on generally accepted accounting principles for recognizing revenue on software transactions. SOP 97-2 requires that revenue from software arrangements be allocated to each element of the arrangement based on the relative fair values of the elements, such as software products, upgrades, enhancements, post contract customer support, installation, or training. Under SOP 97-2, the determination of fair value is based on the objective evidence which is specific to the vendor. If such evidence of fair value for each element of the arrangement does not exist, all revenue from the arrangement is deferred until such time that evidence of fair value does exist or until all elements of the arrangement are delivered.

        PRODUCT REVENUE - The Company recognizes revenue for product sales upon persuasive evidence of an arrangement, delivery of the software and determination that collection of a fixed or determinable fee is considered probable.

        SERVICE REVENUE - Service revenue is generated from consulting, technical support, and training. Each element is value based on the relative fair value specific to the vendor. Product support revenue is recognized ratably over the related contractual term, generally one year. Revenue from consulting and training is recognized when the services are provided.

        COST OF PRODUCT AND SERVICE REVENUES - Cost of product revenues includes cost of production materials and related documentation and amortization of capitalized software development costs. Cost of service revenues principally includes payroll and other costs associated with the customer support function. Other costs specifically identifiable with the revenue source have been classified accordingly.

        CASH EQUIVALENTS - The Company considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents.

        INVENTORIES - Inventories, principally finished goods, are stated at the lower of cost on a first-in, first-out (FIFO) basis, or market value.

        PROPERTY, FURNITURE AND EQUIPMENT - Property, furniture, and equipment are stated at cost. Capital leases are recorded at the present value of the minimum lease payments at the date of acquisition. Depreciation and amortization is computed on a straight-line basis over the estimated useful lives of the assets or lease term, whichever is shorter, which range from 3 to 25 years. Leasehold improvements are amortized on a straight-line basis over the shorter of the lease term or the estimated useful lives of the assets.

        LONG-LIVED ASSETS - The Company has adopted Statement of Financial Accounting Standards No. 121, Accounting For The Impairment Of Long-Lived Assets And For Long-Lived Assets To Be Disposed Of (SFAS 121), which requires that long-lived assets, certain identifiable intangibles, and goodwill related to those assets used by an entity be reviewed for impairment whenever events or changes indicate that the carrying amount of an asset may not be recoverable. The Company's policy is to review the recoverability of all intangible assets at a minimum on an annual basis, and in addition whenever events or changes indicate that the carrying amount of an asset may not be recoverable.

        CAPITALIZED SOFTWARE DEVELOPMENT COSTS - Software development costs are capitalized when technological feasibility has been established. The Company did not capitalize any software development costs in fiscal 1999 or 1998 since the net realizability for most of the Company's current development efforts could not be determined. Amortization of capitalized software development costs charged to cost of product revenues was none for both years ended March 31, 1999 and 1998.

        INCOME TAXES - Income taxes are accounted for using the asset and liability approach for financial reporting which requires recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the financial statement carrying amounts and the tax bases of assets and liabilities and net operating loss and tax credit carry forwards. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

        STOCK-BASED COMPENSATION - The Company accounts for stock-based awards to employees using the intrinsic value method in accordance with APB No. 25, Accounting For Stock-Based Compensation.

        NET LOSS PER SHARE - Net loss per share is computed based on the weighted average number of common shares outstanding during the period. Net loss per share excludes dilution and is computed by dividing net loss by the weighted average of common stock outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. However, due to the Company's net loss position for all periods presented, diluted EPS excludes common equivalent shares, as their effect is anti-dilutive.

        CONCENTRATION OF CREDIT RISK AND SIGNIFICANT RISKS AND UNCERTAINTIES - Financial instruments which potentially subject the Company to a concentration of credit risk principally consist of cash, cash equivalents and accounts receivable. The Company places its cash and cash equivalents with what it believes are high quality financial institutions. The Company sells its products primarily to companies in North America and Europe. To reduce credit risk, management performs ongoing credit evaluations of its customers' financial condition. The Company maintains reserves for potential credit losses.

        The Company does not currently have an established line of credit with a commercial bank. Such a credit facility may be difficult to obtain with the Company's historical operating results. Accordingly, in order to obtain additional funds in the future, the Company may need to seek additional equity capital which would be dilutive to current stockholders. The Company is not currently attempting to raise additional capital, but such activity may be required to continue operations. There can be no assurance that the Company will be able to raise additional capital on commercially reasonable terms should the Company need additional funds in the future.

        The Company's future operating results will depend, to a considerable extent, on its ability to rapidly and continuously develop new products that offer its customers enhanced performance at competitive prices. Inherent in this process are a number of risks. The development of new, enhanced software products is a complex and uncertain process requiring high levels of innovation from the Company's designers as well as accurate anticipation of customer and technical trends by the marketing staff. Once a product is developed, the Company must rapidly bring it into production and distribution in order to achieve acceptable product revenues.

        The Company participates in a dynamic high technology industry and believes that changes in any of the following areas could have a material adverse effect on the Company's future financial position or results of operations: advances and trends in new technologies; competitive pressures in the form of new products or price reductions on current products; the volume, mix, and timing of orders; changes in product mix; changes in overall demand for products and services offered by the Company; changes in certain strategic partnerships or customer relationships; litigation or claims against the Company based on intellectual property, regulatory or other factors; risks associated with changes in domestic or international economic and/or political conditions or regulations either in the industries the Company serves or generally; availability of necessary components, and the Company's ability to attract and retain employees necessary to support growth.

        ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

        FOREIGN CURRENCY TRANSLATION - All assets and liabilities of operations outside the United States are translated into U.S. dollars from their functional currency, which is the local currency, at year-end exchange rates. Income and expense items are translated at the average exchange rate for the year. Gains and losses resulting from translation are included in stockholders' equity. Gains and losses on foreign currency transactions have been included in the statements of operations. Such gains and losses have not been significant for the years ended March 31, 1999 and 1998.

        FAIR VALUE OF FINANCIAL INSTRUMENTS - The fair value of cash and cash equivalents, accounts receivable and accounts payable appropriate carrying value due to the short-term nature of such instruments. The fair value of long-term obligations approximates carrying value based on terms available for similar instruments.

        RECENT ACCOUNTING PRONOUNCEMENTS - In June 1997, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards No. 130 Reporting Comprehensive Income, which requires that an enterprise report, by major components and as a single total, the change in its net assets during the period from non-owner sources; and No. 131 Disclosures about Segments of an Enterprise and Related Information, which establishes annual and interim reporting standards for an enterprises business segment and related disclosures about its products, services, geographic areas, and major customers. The Company operates in one segment. Adoption of these statements did not impact the Company's consolidated financial position, results of operations or cash flows. Both statements are effective for the Company's fiscal year ended March 31, 1999.

        In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which defines derivatives, requires that all derivatives be carried at fair value, and provides for hedge accounting when certain conditions are met. SFAS No. 133 is effective for the Company in fiscal 2000. Although the Company has not fully assessed the implications of SFAS No. 133, the Company does not believe that the adoption of this statement will have a material impact on the Company's financial position or results of operations.

2.  OTHER CURRENT ASSETS

    Other current assets at March 31 consist of:
    (in thousands)


                                                                     1999         1998

       Receivable from trust                                      $   259      $    --
       Other receivable                                               148          198
       VAT receivable                                                  --          155
       Prepaid insurance                                               80           84
       Prepaid rent                                                    53          100
       Other                                                           69           88
                                                                  -------      -------
       Total                                                          609          625
                                                                  -------      -------

3.  PROPERTY, FURNITURE, AND EQUIPMENT

    Property, furniture and equipment at March 31 consist of:
    (in thousands)

                                                                     1999         1998

       Land and building                                          $   691      $   716
       Leasehold improvements                                          --           53
       Office equipment, furniture and fixtures                     2,887        5,289
       Automobiles                                                    120          124
                                                                  -------      -------
       Total                                                        3,698        6,182
       Accumulated depreciation and amortization                   (2,808)      (4,710)
                                                                  -------      -------
       Property, furniture and equipment - net                    $   890      $ 1,472
                                                                  =======      =======

4.  ACCRUED LIABILITIES

    Accrued liabilities at March 31 consist of:
    (in thousands)

                                                                     1999         1998

       Salaries and benefits                                      $   131      $   164
       Professional fees                                               76           87
       Other                                                          326          401
                                                                  -------      -------
       Total                                                      $   533      $   652
                                                                  =======      =======

5.  LINE OF CREDIT

        The Company's wholly-owned subsidiary in Germany, OMNIS Software GmbH, has a bank line of credit that allows the subsidiary to borrow up to $35,000 at March 31, 1999, automatically upon overdraft of the subsidiary's operating bank account. Interest on the overdraft is at 10%. Borrowings under the line of credit are secured by all assets of OMNIS Software GmbH and a money market account. At March 31, 1999 and 1998, the borrowings under the lines of credit were none and $145,000 respectively.

6. LONG-TERM DEBT

Long-term debt at March 31 consists of:
(in thousands)

                                                                          1999       1998

   Capital lease obligations                                            $   72     $  263

   Note payable to finance company                                          38         13

   Note payable to stockholder, interest at 10%, due June 30, 1998,
       secured by all of the company's assets                               --      1,000
                                                                        ------     ------
                                                                           110      1,276

   Less current portion                                                     82      1,165
                                                                        ------     ------
   Total long-term debt                                                 $   28     $  111
                                                                        ------     ------
                                                                        ------     ------

        CONVERTIBLE DEBENTURE NOTES - On June 2, 1997, the Noteholders converted the remaining $1,828,000 of Notes, plus accrued interest of $130,000 into 372,283 shares of the Company's common stock. Such amount was recorded net of issuance costs of $148,000 in the first quarter of fiscal 1998.

        CONVERSION OF NOTE - In October 1997, the Company closed an interim debt financing of $1,000,000 with a significant stockholder of the Company. In March 1999, the promissory note plus accrued interest of $135,836 were converted into 300,000 shares of preferred stock and 2,543,344 shares of common stock for an aggregate purchase price of $1,135,836.

7.  STOCKHOLDERS' EQUITY (DEFICIENCY)

        WARRANTS - In July 1998, the 1993 Director's Warrant Plan was amended to increase the number of shares of common stock reserved for issuance by 260,000 shares (from 40,000 shares to an aggregate of 300,000 shares). The 1993 Advisors' Plan was also amended to increase the number of common shares reserved for issuance by 82,500 shares (from 17,500 shares to an aggregate of 100,000 shares).

The following summarizes warrants outstanding:

                                                         WARRANTS             EXERCISE PRICE

       Warrants outstanding at April 1, 1997              100,562           $10.90 - $160.00

       Granted                                              4,500           $ 4.13 - $  6.88
       Exercised                                           (2,500)                   $ 4.13
       Canceled                                           (27,000)          $33.75 - $ 85.00
                                                      -----------
       Warrants outstanding at March 31, 1998              75,562           $ 4.13 - $160.00

       Granted                                            125,000                    $  0.44
       Exercised                                               --
       Canceled                                           (16,833)          $65.00 - $160.00
                                                       ----------
       Warrants outstanding at March 31, 1999              183,729          $ 0.44 - $ 58.50
                                                       ----------
                                                       ----------

        The warrants expire at various dates between 1999 and 2002. At March 31, 1999, there were 78,896 warrants exercisable.

        EMPLOYEE STOCK PURCHASE PLAN - The Company offers a benefit to its employees to purchase shares of the Company's common stock through its 1994 Employee Stock Purchase Plan (the "Plan"). The Company originally reserved 22,500 shares of common stock for issuance under the Plan. In September, 1998, stockholders of the Company amended the Plan to increase the number of shares reserved for issuance to 250,000 shares. The Plan permits eligible employees to purchase common stock through payroll deductions of up to a maximum of 10% of their eligible compensation at 85% of the fair market value at the beginning or end of each six-month purchase period. During fiscal years 1999 and 1998, 10,658 shares were issued at a weighted average price of $0.28 per share and 13,691 shares were issued at a weighted average price of $4.50 per share, respectively. The weighted average fair value of the fiscal 1999 and 1998 awards was considered insignificant. At March 31, 1999, 216,791 shares have been reserved for future issuance.

        CONVERTIBLE PREFERRED STOCK - The Company has outstanding 300,000 shares of convertible Series A preferred stock. Dividends shall be paid at the option of the Board of Directors at the rate of $0.125 per share per annum, in preference to all other stockholders. Preferred stock ranks senior to the company's common stock as to liquidation rights. Each share of preferred stock may be converted, at the option of the holder, into 1.667 shares of common stock. In effecting the conversion, any unpaid dividends on the preferred stock shall be disregarded.


8.  STOCK OPTIONS

        The Company has employee stock options outstanding under three different stock option plans. Under the Company's Amended and Restated 1987 Stock Option Plan ("the 1987 Plan"), incentive stock options to purchase shares of common stock have been granted to directors, officers, key employees, and consultants. The 1987 Plan had a ten year term which expired in 1997. Options granted and outstanding under the 1987 Plan remain in force until either exercised by the holder, canceled when the holder terminates employment, or until the 10 year term expires. In anticipation of the termination of the 1987 Plan, the stockholders of the Company approved the 1996 Stock Plan ("the 1996 Plan"). The 1996 Plan has been administered by a committee of the Board which has been empowered to grant options to purchase up to 600,000 shares of common stock, of either non-qualified or incentive stock options. In April 1999, the Board of Directors adopted the Omnis Technology Corporation 1999 Stock Option Plan (the "1999 Plan") to consolidate options to be issued to directors, officers, key employees and consultants under a single option plan and terminated the Directors Plan, the Advisors Plan and the 1996 Plan, except as to warrants and options then issued and outstanding under such plans. 1,500,000 shares of the common stock of the Company were reserved for issuance under the 1999 Plan. The Board of Directors plans to present the 1999 Plan for approval to the stockholders of the Company at their 1999 annual meeting. Subject to the approval of the stockholders, in April 1999 the Company granted incentive stock options to its employees to acquire a total of 411,000 shares of the common stock of the Company at an exercise price of $1.02 per share, with the right to exercise such options vesting over a three-year period.

        Under these Plans, the exercise price for the option is determined at the time of the granting of the option, but in the case of incentive stock options, the exercise price shall not be less than the fair market value on the date of the grant. Generally, under these Plans, the right to exercise an option vests ratably and becomes exercisable over a fixed period of up to four years as designated in the relevant option agreement.

The following tables summarize the activity under the 1987 and 1996 Plans through March 31, 1999:


                                                                              Options Outstanding
                                                                              -------------------
                                                                                         Weighted
                                                              Options                      Average
                                                             Available                    Exercise
                                                             For Grant       Shares          Price

Balances, April 1, 1997                                       138,745       156,151      $   17.20

  Additional authorization                                     85,000            --             --
  Granted (weighted average fair value: $1.14 per share)     (126,075)      126,075           7.09
  Canceled                                                    245,577      (245,577)          9.71
                                                             --------      ---------
Balances, March 31, 1998                                      343,247        36,649      $   24.96

  Additional authorization                                    470,000            --             --
  Granted (weighted average fair value: $0.76 per share)     (731,500)      731,500           0.77
  Canceled                                                    132,550      (132,550)          1.08
                                                             --------      ---------
Balances, March 31, 1999                                      214,297       635,599      $    2.11
                                                             --------      ---------
                                                             --------      ---------


Additional information regarding options outstanding under both Plans as of March 31, 1999 is as follows:

                                        Options Outstanding
                                        -------------------        Options Exercisable
                                       Weighted                    -------------------
                                       Average      Weighted                      Weighted
 Range Of                              Remaining     Average                      Average
 Exercise             Number          Contractual    Exercise     Number          Exercise
  Prices            Outstanding      Life (Years)      Price    Exercisable        Price

$0.75- 0.78            604,500           9.13     $    0.78          --        $   --
 5.13- 8.75              7,900           8.17          6.63       2,977             6.68
15.63-23.75              3,620           4.85         20.35       3,358            20.47
33.13-52.50             19,579           6.01         37.88      18,226            38.23
---------------        -------           ----        ------     -------        ---------
$0.75-52.50            635,599           7.50     $    2.11      24,561        $   34.68


ADDITIONAL STOCK PLAN INFORMATION

        The Company accounts for its stock-based awards using the intrinsic value method in accordance with Accounting Principles Board No. 25, Accounting For Stock Issued To Employees, and its related interpretations. Accordingly, as the Company awards stock options with exercise prices equal to fair market value, no compensation expense has been recognized in the financial statements for employee stock arrangements.

         Statement of Financial Accounting Standards No. 123, Accounting For Stock-Based Compensation, ("SFAS 123") requires the disclosure of pro forma net loss and net loss per share had the Company adopted the fair value method as of the beginning of fiscal 1996. Under SFAS 123, the fair value of stock-based awards to employees is calculated through the use of option pricing models, even though such models were developed to estimate the fair value of freely tradable, fully transferable options without vesting restrictions, which significantly differ from the Company's stock option awards. These models also require subjective assumptions, including future stock price volatility and estimated term. These calculations were made using the Black-Scholes option pricing model with the following weighted average assumptions: expected life, 36 months following vesting; stock volatility, 140% and 40% in 1999 and 1998 respectively; risk free interest rates, 5.7% and 5.9% in 1999 and 1998 respectively; and no dividends during the expected term. The Company's calculations are based on a multiple option valuation approach and forfeitures are recognized as they occur. If the computed fair values of the 1999 and 1998 awards had been amortized to expense over the vesting period of the awards, pro forma net loss would have been $1,168,000 ($0.54 per share) in 1999 and $8,396,000 ($4.09 per share) in 1998. However, the impact of outstanding non-vested stock options granted prior to 1996 has been excluded from the pro forma calculation; accordingly, the 1999 and 1998 pro forma adjustments are not indicative of future period pro forma adjustments, when the calculation will apply to all applicable stock options.



9.  INCOME TAXES

Income tax expense consists of:
(in thousands)

                1999       1998
Current:
  Federal        $--        $--
  State            3         13
  Foreign          1          4
                 ---        ---

  Total          $ 4        $17
                 ---        ---
                 ---        ---

         Pretax foreign income (loss) was $624,000 and ($1,059,000) in 1999 and 1998, respectively.

        The effective tax rate differs from the federal statutory income tax rate principally due to the unavailability of net operating loss carryforwards or carrybacks and other permanent differences.

        Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, as well as operating loss carry forwards. Significant components of the Company's net deferred tax assets are as follows (in thousands):

                                                                   1999             1998
Deferred tax assets
  Net operating losses                                         $ 15,883         $ 14,927
  Depreciation                                                      702              516
  Accruals and reserves recognized in different periods           1,278            1,069
  Tax credits                                                       690              753
  Capitalized software                                               --              348
                                                               --------         --------
Total                                                            18,553           17,613
Valuation allowance                                             (18,553)         (17,613)
                                                               --------         --------
Net deferred tax assets                                        $     --         $     --
                                                               --------         --------
                                                               --------         --------

        The net operating losses included in deferred tax assets at March 31, 1998 includes $366,000 of tax benefits relating to the exercise and sale by employees of certain stock options. If the Company becomes profitable, the benefit associated with the stock compensation will be recorded as an adjustment to stockholders' equity.

        Due to uncertainties surrounding the timing of realizing the benefits of its net favorable tax attributes in future tax returns, the Company has placed a full valuation allowance against its net deferred tax assets at March 31, 1999 and 1998. The net change in the valuation allowance was an increase of $940,000 in 1999 and $3,785,000 in 1998.

        At March 31, 1999, the Company had net operating loss carryforwards of $37.6 million for federal income tax purposes, $8.7 million for state tax purposes, and $5.9 million for foreign tax purposes which expire at various dates through 2019.

        The Tax Reform Act of 1986, as amended, and the California Conformity Act of 1987 impose substantial restrictions on the utilization of net operating loss and tax credit carry forwards in the event of an "ownership change," as defined by the Internal Revenue Code. An "ownership change" took place in 1999, and the Company is limited to using approximately $146,000 per year of federal and California net operating loss carry forwards accrued through that date (a total of $2.9 million federal and $0.7 million California).

10.  RETIREMENT PLANS

        The Company sponsors two defined contribution plans for its employees in the United Kingdom ("the UK"). Both plans have been approved by the UK's Department of Inland Revenue. The Company's subsidiary OMNIS Software Limited sponsors the OMNIS Retirement Benefits Scheme ("the ORB Plan"). The only participant in the ORB Plan is the Chief Technical Officer of OMNIS Software Limited. The ORB Plan provides retirement benefits upon attaining normal retirement age, and incidental benefits in the case of death or termination of employment prior to retirement. OMNIS Software Limited makes annual contributions based on the participant's salary to fund these retirement benefits. The ORB Plan is partially insured through the Sun Life Assurance Society. OMNIS Software Limited retains the right to terminate the ORB Plan at any time upon 30 days' written notice.

         OMNIS Software Limited sponsors the OMNIS Software Limited Retirement Benefits Scheme ("the OSL Plan") for substantially all of its employees in the United Kingdom. The OSL Plan provides retirement benefits upon attaining normal retirement age, and incidental benefits in the case of death or termination of employment prior to retirement. OMNIS Software Limited contributes an amount ranging from 5% to 8% of each participant's compensation to fund such benefits. In addition, participants are entitled to make voluntary contributions under the OSL Plan.

        The Company contributed a total of $85,000 and $153,000 to the ORB and OSL plans for the years ended March 31, 1999 and 1998, respectively.

        The Company sponsors the OMNIS Software Inc. 401(k) Savings and Retirement Plan ("the Plan") for its employees based in the United States. Employees meeting the eligibility requirements, as defined, may contribute specified percentages of their salaries. Under the Plan, which is qualified under Section 401(k) of the federal tax laws, the Company's Board of Directors, at its sole discretion, may make a discretionary profit-sharing contribution to the Plan. Moreover, the Company is not obligated, but may at its discretion, pay certain administrative costs on behalf of the Plan. For the years ended March 31, 1999 and 1998, discretionary contributions of $3,000 and $14,000, respectively, were made to the Plan.

11. COMMITMENTS AND CONTINGENCIES

LEASES

        The Company leases its facilities under non-cancelable operating lease agreements that expire or have an option to terminate in or before fiscal 2003. Rent expense on these leases is recognized ratably over the entire lease term. The Company is required to pay property taxes, insurance and normal maintenance costs.

         Future minimum rental commitments under equipment capital leases and non-cancelable operating leases as of March 31, 1999 are as follows:

(in thousands)

  Year Ending                           Capital     Operating
    March 31,                           Leases        Leases

   2000                                    $ 63         $265
   2001                                      17          127
   2002                                      --           88
   2003                                      --           15
                                           ----         ----
Total minimum lease payments                 80         $495
Less: Amount representing interest           (8)        ----
                                           ----         ----
Lease obligations                          $ 72
                                           ----
                                           ----

        Equipment under capital leases had a net book value of $64,000 and $263,000 at March 31, 1999 and 1998, respectively.

        Rent expense of $921,000 and $876,000 was incurred in 1999 and 1998, respectively.


LITIGATION

        COMPASS ACTION. In March 1998 the Company was sued by Compass Software ("Compass") in the Federal District Court for the Eastern District of Washington claiming damages in the range of $2 Million for software copyright infringement and related claims. The Company believes that Compass' copyright infringement suit has no merit and will vigorously defend against those claims.

        In this connection the Company previously had sued Compass in 1994 for illegally infringing and distributing the Company's software products. This matter was settled with an agreement that Compass would pay certain amounts and would not make illegal copies of the Company's software in the future. Compass failed to pay the promised amounts when due. The Company then obtained a judgment for breach of contract against Compass. As part of its efforts to enforce its judgment against Compass, the Company purchased, at a judgment lien sale, certain intangible property of Compass including the rights to the current infringement suit brought by Compass ("Execution Sale"). Compass then requested the applicable court to set aside the Execution Sale. The court granted the request and the Company has appealed this judgment. The appeal has been briefed and is awaiting a date for oral argument. The Company has also filed a separate lawsuit against Compass alleging additional acts of infringement related to the 1994 case.

        BTN - GERMANY. The Company entered into a professional development services agreement with BTN Versandhandel GmbH of Leiferde, Germany for the development of an OMNIS application. The Company developed and delivered a version of the application to BTN. BTN failed to pay the Company as agreed, claiming there were flaws in the application and the project was suspended by the Company awaiting their payment. BTN commenced legal action against the Company in Germany claiming damages of approximately DM250,000 for failure to perform under the services agreement. The Company has countersued BTN claiming the balance owed under the contract of approximately DM60,000. The Company believes that the claim by BTN is meritless and intends to aggressively pursue its counterclaim against BTN.


12. SEGMENT INFORMATION

        For 1999, the Company adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." The Company is engaged in one industry segment, however it manages its businesses in two geographical locations: North America and Europe. The Company operates in one reportable segment, the development and sale of application and development software tool products to businesses. The following table presents information concerning the Company's North American and European operations.

Revenue by geographic region:
(In thousands)

                                       1999          1998
Revenue by geographic region(1):
  United States of America           $2,456        $4,905
  United Kingdom                      2,631         2,592
  Germany                               772           486
                                     ------        ------
  Total                              $5,859        $7,983
                                     ------        ------
                                     ------        ------

----------
(1) Revenues are broken out geographically by ship from location.

Operating income (loss) by geographic region(1):

      United States of America                              $(1,169)        $(7,218)
      United Kingdom                                            651            (587)
      Germany                                                   (20)           (476)
                                                            -------         -------
      Total                                                 $  (538)        $(8,281)
                                                            -------         -------
                                                            -------         -------
    Total assets(1):
       United States of America                             $   991         $ 1,817
       United Kingdom                                         1,365           1,219
       Germany                                                  201             379
                                                            -------         -------
       Total                                                $ 2,557         $ 3,415
                                                            -------         -------
                                                            -------         -------
    Export sales from North America(2):
      (included in total North America sales above):
      Mexico                                                $   141         $   184
      Others in Latin America                                    12              12
      Asia                                                       18              35
      Australia                                                 114              39
      Canada                                                    148             154
      Europe                                                      2               2
                                                            -------         -------
    Total                                                   $   435         $   426
                                                            -------         -------
                                                            -------         -------

        No customer accounted for revenues in excess of 10% in 1999 and 1998.

    (1) Revenues are broken out by ship from location.

    (2) Revenues broken out by ship to location of the customer.